                                           Contacts:
Clare Eckert (AUXILIO): 401-855-2601
Becky Herrick (IR Agency): 415-433-3777

AUXILIO Reports Year-end 2011 Financial Results
– Reports Net Revenue Growth of 42% over 2010 –

Mission Viejo, CA – March 29, 2012 – AUXILIO, Inc. (OTCBB: AUXO), the nation’s pioneer and leading Managed Print Services (MPS) company for health care, announced its financial results for the year ended December 31, 2011.

“2011 was an exceptional year for AUXILIO. We added several customers, and continued that momentum into 2012 as we signed a five year, $40 million agreement with Catholic Health East, a multi-institutional Catholic health system, which represents the largest contract signed in our history,” stated Joseph J. Flynn, president and CEO of AUXILIO, Inc. “Additionally, during the year we enhanced our operations to support the strong market acceptance of our Managed Print Services, as well as minimize upfront costs and improve gross margins over the long term. Hospitals are increasingly turning toward AUXILIO’s MPS solutions to meet the Electronic Health Records mandates, reduce costs and build process efficiencies in their respective print environments.”

Financial Results

For the twelve months ended December 31, 2011, the company reported net revenue of $21.8 million, an increase of 42% when compared to $15.4 million in the same period of 2010. 2011 gross profit was $2.7 million, or 12% of sales, compared to $2.9 million, or 19% of sales in 2010. 2011 operating expenses were $5.2 million, or 23.7% of sales, compared to $4.4 million, or 28.7% of sales, in 2010. 2011 net loss was $2.6 million, or $0.13 per share, compared to a net loss of $1.6 million, or $0.08 per share, in 2010.

Paul Anthony, CFO of AUXILIO, stated: “Our year-over-year revenue increase reflects the nine new or expanded contracts we signed since the fourth quarter of 2010.  As a reminder, when we add a new contract we take on higher costs at the onset, which translates to the costs impacting our income statement in advance of the anticipated revenue. This is reflected in our gross margin for the year. While this trend will continue as we deliver top line growth and add contracts, we expect to see improvements as our existing accounts mature and become profitable. In fact, we project all of the accounts that were active in 2011 will be profitable for the first quarter of 2012.”

Conference Call Information

The company will host its full year 2011 financial results conference call today at 1:30 p.m. PDT / 4:30 p.m. ET, the details for which follow.  To access the call in the U.S. please dial 1-877-941-1427 and for international calls dial 1-480-629-9664 approximately 10 minutes prior to the start of the conference.  The conference ID is 4519361.  The conference call will also be broadcast live over the Internet and available for replay for 15 days at www.auxilioinc.com.  In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call.  To listen to the replay, in the U.S., please dial 1-877-870-5176 and internationally, 1-858-384-5517.  Enter access code 4519361.

About AUXILIO, Inc.

AUXILIO, Inc. is the pioneer of managed print services for the health care industry, working exclusively with hospitals and hospital systems throughout the United States.  We are vendor independent and provide intelligent solutions, a risk free program and guaranteed savings. AUXILIO assumes all costs related to print business environments through customized, streamlined and seamless integration of services at predictable fixed rates that are unmatched in the industry. We work collaboratively to assist our health care-partners in the delivery of quality patient care.  The service and solutions provided by our on-site Centers of Excellence professional print strategy consultants deliver unparalleled customer service across the industry. For more information about AUXILIO, visit www.auxilioinc.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of AUXILIO, Inc. that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. AUXILIO, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

[Tables to Follow]

AUXILIO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
	As of December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$1,832,115	$2,249,907
Accounts receivable, net	2,032,738	1,160,251
Prepaid and other current assets	74,977	331,483
Supplies	651,874	687,845
Total current assets	4,591,704	4,429,486

Property and equipment, net	191,810	234,975
Deposits	28,013	28,013
Loan acquisition costs	226,576	-
Goodwill	1,517,017	1,517,017
Total assets	$6,555,120	$6,209,491

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$2,757,670	$2,538,828
Accrued compensation and benefits	1,031,748	772,532
Deferred revenue	381,767	255,802
Current portion of capital lease obligations	49,881	41,776
Total current liabilities	4,221,066	3,608,938

Long-term liabilities:
Convertible notes payable, net of discount of $364,250 at December 31, 2011	1,485,750	-
Derivative warrant liability	126,000	-
Derivative additional investment rights liability	235,000	-
Capital lease obligations less current portion	80,735	79,524
Total long-term liabilities	1,927,485	79,524

Commitments and contingencies	-	-

Stockholders’ equity:
Common stock, par value at $0.001, 33,333,333 shares authorized, 19,449,783 shares issued and outstanding at December 31, 2011 and 19,336,651 shares issued and outstanding at December 31, 2010	19,451	19,338
Additional paid-in capital	20,894,653	20,417,584
Accumulated deficit	(20,507,535)	(17,915,893)
Total stockholders’ equity	406,569	2,521,029
Total liabilities and stockholders’ equity	$6,555,120	$6,209,491

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Year Ended December 31,
	2011	2010
Net revenues	$21,845,619	$15,407,552
Cost of revenues	19,131,257	12,532,193
Gross profit	2,714,362	2,875,359
Operating expenses:
Sales and marketing	1,830,538	1,566,137
General and administrative expenses	3,360,513	2,861,844
Total operating expenses	5,191,051	4,427,981
Loss from operations	(2,476,689)	(1,552,622)
Other income (expense):
Interest expense	(171,945)	(6,918)
Interest income	2,487	1,301
Change in fair value of derivative liabilities	62,000	-
Total other income (expense)	(107,458)	(5,617)

Loss before provision for income taxes	(2,584,147)	(1,558,239)
Income tax expense	7,495	11,479
Net loss	$(2,591,642)	$(1,569,718)

Net loss per share:
Basic	$(0.13)	$(0.08)
Diluted	$(0.13)	$(0.08)

Number of weighted average shares outstanding:
Basic	19,376,214	19,226,357
Diluted	19,376,214	19,226,357

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